Exhibit (a)(1)(i)

Offer to Purchase

by

MicroStrategy Incorporated

Up to $250 Million in Value of its Class A Common Stock

At a Cash Purchase Price Not Greater than $140.00 per Share Nor Less than $122.00 per Share

CUSIP: 594972408

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 10, 2020, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

MicroStrategy Incorporated, a Delaware corporation (the “Company,” “MicroStrategy,” “we,” “us” or “our”), invites our stockholders to tender up to $250 million in value of shares of our issued and outstanding class A common stock, par value $0.001 per share (each, a “Share,” and collectively, the “Shares”), for purchase by us at a price calculated as described herein that is a price not greater than $140.00 nor less than $122.00 per Share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and in other related materials as may be amended or supplemented from time to time (collectively, with the Offer to Purchase and Letter of Transmittal, the “Offer”).

Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares properly tendered and the prices specified, or deemed specified, by tendering stockholders. This single per Share price (the “Final Purchase Price”) will be the lowest single purchase price, not greater than $140.00 nor less than $122.00 per Share, that would allow us to purchase $250 million in value of Shares, or such lower amount equal to the value of the Shares properly tendered and not properly withdrawn in the event that less than $250 million in value of Shares is properly tendered and not properly withdrawn. We will not purchase any Shares tendered at prices in excess of the Final Purchase Price.

Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Shares having an aggregate value of $250 million or less are properly tendered and not properly withdrawn, we will purchase all Shares properly tendered at or below the Final Purchase Price and not properly withdrawn prior to the Expiration Date. All Shares acquired, if any, in the Offer will be acquired at the Final Purchase Price, including those Shares tendered at a price lower than the Final Purchase Price. Only Shares properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be purchased. However, because of proration, “Odd Lot” priority and the conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered at or below the Final Purchase Price if, based on the Final Purchase Price, Shares having an aggregate value in excess of $250 million are properly tendered and not properly withdrawn. Shares not purchased in the Offer will be returned to the tendering stockholders promptly after the Expiration Date.

We reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), if, based on the Final Purchase Price, Shares having an aggregate value in excess of $250 million are properly tendered and not properly withdrawn, we may increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.

As of July 31, 2020, we had 7,673,402 Shares issued and outstanding and 2,014,025 shares of our class B common stock, par value $0.001 per share, each of which is convertible at any time at the option of the holder thereof into one Share and is entitled to ten (10) votes per share (the “Class B Shares” and, together with the Shares, the “Common Shares”), issued and outstanding. At the maximum Final Purchase Price of $140.00 per Share, we could purchase 1,785,714 Shares (with the ability in accordance with the rules of the SEC to increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares) if the Offer is fully subscribed, which would represent approximately 18.4% of our issued and outstanding Common Shares and 6.4% of the total voting power of our capital stock. At the minimum Final Purchase Price of $122.00 per Share, we could purchase 2,049,180 Shares (with the ability in accordance with the rules of the SEC to increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares) if the Offer is fully subscribed, which would represent approximately 21.2% of our issued and outstanding Common Shares and 7.4% of the total voting power of our capital stock.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

The Shares are listed and traded on The Nasdaq Global Select Market (“Nasdaq”) under the trading symbol “MSTR.” On August 10, 2020, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $123.62 per Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8.

OUR BOARD OF DIRECTORS (THE “BOARD”) HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD, MORGAN STANLEY & CO. LLC (THE “DEALER MANAGER”), GEORGESON LLC, THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), OR AMERICAN STOCK TRANSFER & TRUST CO., LLC, THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES, HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 2.

THE OFFER HAS NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND ANY RELATED DOCUMENTS, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

If you have questions or need assistance, you should contact the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Stockholders, Banks and Brokers

Call Toll-Free

1 (866) 828-4304

The Dealer Manager for the Offer is:

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Call Toll-Free: 1 (855) 483-0952

Offer to Purchase dated August 11, 2020

IMPORTANT

If you want to tender all or part of your Shares, you must do one of the following before the Offer expires at 5:00 P.M., New York City time, on September 10, 2020 (unless the Offer is extended):

•

if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

•

if you hold certificates or book-entry Shares registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, any certificates for your Shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Co., LLC, the Depositary for the Offer, at the address appearing on the back cover page of this Offer to Purchase;

•

if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your Shares according to the procedure for book-entry transfer described in Section 3; or

•

if you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender them in the Offer. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

If you wish to tender your Shares, but (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date, or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

If you wish to maximize the chance that your Shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered At Price Determined Under The Offer.” If you agree to accept the Final Purchase Price determined in the Offer, your Shares will be deemed to be tendered at $122.00 per Share, which is the low end of the price range in the Offer. You should understand that this election may lower the Final Purchase Price and could result in your Shares being purchased at $122.00 per Share, which is the low end of the price range in the Offer, less any applicable withholding taxes and without interest. The low end of the price range in the Offer is below the last reported sale price of the Shares on Nasdaq on August 10, 2020, the last full trading day prior to the commencement of the Offer, which was $123.62 per Share.

We are not making the Offer to stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion and subject to applicable law, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase.

OUR BOARD HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES, HAS MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES, HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES.

THE STATEMENTS MADE IN THIS OFFER TO PURCHASE ARE MADE AS OF THE DATE ON THE COVER PAGE, AND THE STATEMENTS INCORPORATED BY REFERENCE ARE MADE AS OF THE DATE OF THE DOCUMENTS INCORPORATED BY REFERENCE. THE DELIVERY OF THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS SINCE SUCH DATES.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. The information contained in this Summary Term Sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), the accompanying Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”), and other related materials as may be amended or supplemented from time to time (collectively, with the Offer to Purchase and Letter of Transmittal, the “Offer”). To understand the Offer fully and for a more complete description of the terms of the Offer, we urge you to read carefully this Offer to Purchase, the Letter of Transmittal and the other related materials that constitute part of the Offer in their entirety. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase my Shares?

The issuer of the Shares, MicroStrategy Incorporated, a Delaware corporation (the “Company,” “MicroStrategy,” “we,” “us” or “our”), is offering to purchase the Shares (as defined below). See Section 1.

What is MicroStrategy offering to purchase?

We are offering to purchase up to $250 million in value of shares of our issued and outstanding class A common stock, par value $0.001 per share (each, a “Share,” and collectively, “Shares”), at a price calculated as described herein that is a price not greater than $140.00 nor less than $122.00 per Share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of the Offer. See Section 1.

What is the purpose of the Offer?

We believe that the repurchase of Shares pursuant to the Offer is consistent with our capital allocation strategy and goal of maximizing value for our stockholders. Furthermore, we believe that the Offer represents a more productive use of the Company’s cash.

The modified Dutch auction tender offer set forth in this Offer to Purchase provides our stockholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment in the Company if they so elect. The Offer also provides our stockholders with an efficient way to sell their Shares without incurring brokerage fees or commissions associated with open market sales. However, stockholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply.

If we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and our future operations at no additional cost to them. See Section 2.

How many Shares will we purchase in the Offer?

Upon the terms and subject to the conditions of the Offer, we will purchase up to $250 million in value of Shares in the Offer or a lower amount depending on the number of Shares properly tendered and not properly withdrawn pursuant to the Offer. We will select the lowest single purchase price, not greater than $140.00 nor less than $122.00 per Share that will allow us to purchase $250 million in value of Shares, or such lower amount equal to the value of the Shares properly tendered and not properly withdrawn. This single per Share price (the “Final Purchase Price”) will be the lowest single purchase price, not greater than $140.00 nor less than $122.00 per Share, that would allow us to purchase $250 million in value of Shares, or such lower amount equal to the value of the Shares properly tendered and not properly withdrawn in the event that less than $250 million in value of Shares is properly tendered and not properly withdrawn. Because the Final Purchase Price will be determined after the Expiration Date, the exact number of Shares that will be purchased will not be known until after that time.

As of July 31, 2020, we had 7,673,402 Shares issued and outstanding and 2,014,025 shares of our class B common stock, par value $0.001 per share, each of which is convertible at any time at the option of the holder thereof into one Share and is entitled to ten (10) votes per share (the “Class B Shares” and, together with the Shares, the “Common Shares”), issued and outstanding. At the maximum Final Purchase Price of $140.00 per Share, we could purchase 1,785,714 Shares (with the ability in accordance with the rules of the SEC to increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares) if the Offer is fully subscribed, which would represent approximately 18.4% of our issued and outstanding Common Shares and 6.4% of the total voting power of our capital stock. At the minimum Final Purchase Price of $122.00 per Share, we could purchase 2,049,180 Shares (with the ability in accordance with the rules of the SEC to increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares) if the Offer is fully subscribed, which would represent approximately 21.2% of our issued and outstanding Common Shares and 7.4% of the total voting power of our capital stock. As of July 31, 2020, an aggregate of 505,888 Shares remained available for future awards under MicroStrategy’s 2013 Stock Incentive Plan (the “2013 Equity Plan”), and approximately 1,473,033 Shares were subject to currently outstanding stock options granted under the 2013 Equity Plan. See Section 11.

We reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. The Offer is not conditioned on any minimum number of Shares being tendered but is subject to certain other conditions. See Section 7. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), if, based on the Final Purchase Price, Shares having an aggregate value in excess of $250 million are properly tendered and not properly withdrawn, we may increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.

What will be the purchase price for the Shares and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a modified “Dutch auction.” This procedure allows you to select the price, within a price range specified by us, at which you are willing to tender your Shares. The price range for the Final Purchase Price is $122.00 to $140.00 per Share. The Final Purchase Price will be a single per Share price, equal to the lowest single purchase price, not greater than $140.00 nor less than $122.00 per Share, that would allow us to purchase $250 million in value of Shares, or such lower amount equal to the value of the Shares properly tendered and not properly withdrawn. We will purchase all Shares at the Final Purchase Price, less any applicable withholding taxes and without interest, even if you have selected a purchase price lower than the Final Purchase Price, but we will not purchase any Shares tendered at a price above the Final Purchase Price.

If you wish to maximize your chances of having your Shares purchased in the Offer, you should check the box in the subsection entitled “Shares Tendered At Price Determined Under The Offer” (in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered”) in the Letter of Transmittal, which will indicate that you will accept the Final Purchase Price as determined by us in accordance with the terms of and subject to the conditions of the Offer. If you agree to accept the Final Purchase Price, your Shares will be deemed to have been tendered at $122.00 per Share, which is the low end of the price range in the Offer. You should understand that this election may have the effect of lowering the Final Purchase Price and could result in your Shares being purchased at $122.00 per Share, which is the low end of the price range in the Offer, less any applicable withholding taxes and without interest, a price that is below the last reported sale price of the Shares on The Nasdaq Global Select Market (“Nasdaq”) on August 10, 2020, the last full trading day prior to the commencement of the Offer, which was $123.62 per Share, and could be below the last reported sale price of the Shares on Nasdaq on the Expiration Date.

If we purchase your Shares in the Offer, we will pay you the Final Purchase Price in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the Final Purchase Price, even if there is a delay in making payment. See the Introduction, Section 1 and Section 3.

Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares. See Section 8.

How will we pay for the Shares?

We will pay for the Shares tendered in the Offer and all expenses applicable to the Offer from our existing cash and cash equivalents and short-term investments. The maximum value of Shares purchased in the Offer is expected to be $250 million. We expect that expenses for the Offer will be approximately $2.0 million. The Offer is not subject to any financing condition. See Section 9.

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires. The Offer will expire at 5:00 P.M., New York City time, on September 10, 2020, unless we extend or terminate the Offer (such date and time, as they may be extended, the “Expiration Date”). When used together with a specific time, the term Expiration Date refers to the date on which the Offer expires. See Section 1. We may choose to extend the Offer at any time and for any reason, subject to applicable laws. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 14.

Beneficial owners holding their Shares through a broker, dealer, commercial bank, trust company or other nominee should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for you to instruct it to accept the Offer on your behalf. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to find out its deadline. See Section 3.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the Expiration Date for the Offer. If we extend the Expiration Date for the Offer, we cannot indicate, at this time, the length of any extension that we may provide. In any event, if we extend the Expiration Date for the Offer, we will delay the acceptance of any Shares that have been tendered. See Section 14. We can also amend or terminate the Offer under certain circumstances and subject to applicable law. See Section 7.

How will I be notified if you extend the Offer or amend the terms of the Offer?

If we extend the Offer, we will issue a press release not later than 9:00 A.M., New York City time, on the first (1st) business day after the previously scheduled Expiration Date. If we extend the Offer, you may withdraw your Shares until the Expiration Date, as extended. We will announce any amendment to the Offer by making a public announcement of the amendment. In the event that the terms of the Offer are amended, we will file an amendment to our Issuer Tender Offer Statement on Schedule TO describing the amendment to the Offer. See Section 14.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied in our reasonable judgment or waived on or prior to the Expiration Date. Notwithstanding any other provision of this Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and we may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Shares tendered, subject to applicable law, if, at any time on or after the commencement of the Offer and prior to the Expiration Date, any of the following events have occurred:

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there has been any action threatened in writing, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened in writing, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, seeks to or could directly or indirectly:

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make illegal, or delay or otherwise directly or indirectly restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer;

•	make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer;

•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares to be purchased pursuant to the Offer; or

•

materially and adversely affect our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Shares pursuant to the Offer;

•	there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	a material change in U.S. or any other currency exchange rates or a suspension of or limitation on the markets therefor;

•

a decrease of more than 10% in the sale price of the Shares on Nasdaq or in the general level of market prices for equity securities in the United States of the New York Stock Exchange Index, the Dow Jones Industrial Average, the Nasdaq Global Select Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies, in each case measured from the close of trading on August 10, 2020, the last trading day prior to the commencement of the Offer;

•

the commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, on or after August 11, 2020;

•	any material escalation of any war or armed hostilities which had commenced prior to August 11, 2020, directly or indirectly involving the United States;

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any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

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any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Shares; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•

a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

•	any material change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offer;

•

any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us; or

•	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained; or

•

we determine that the consummation of the Offer and the purchase of the Shares may (i) cause the Shares to be held of record by fewer than 300 persons or (ii) cause the Shares to be delisted from Nasdaq or to be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If any of the conditions referred to above is not satisfied, we may:

•	terminate the Offer and return all tendered Shares to the tendering stockholders;

•	extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all of the tendered Shares until the expiration of the Offer as so extended;

•

waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase Shares properly tendered and not properly withdrawn prior to the Expiration Date; or

•

delay acceptance for payment or payment for Shares, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer, until satisfaction or waiver of the conditions to the Offer.

For a more detailed discussion of these and other conditions to the Offer, please see Section 7.

How do I tender my Shares?

If you want to tender all or part of your Shares, you must do one of the following by the Expiration Date:

•

if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

•

if you hold certificates or book-entry Shares registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Co., LLC, the depositary for the Offer (the “Depositary”), at the address appearing on the back cover page of this Offer to Purchase;

•

if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your Shares according to the procedure for book-entry transfer described in Section 3; or

•

if you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender them in the Offer. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

If you wish to tender your Shares, but (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date, or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

We are not making the Offer to stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion and subject to applicable law, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

Once I have tendered Shares in the Offer, may I withdraw my tendered Shares?

Yes. You may withdraw any Shares you have tendered at any time prior to the Expiration Date. If, following the Expiration Date, we have not accepted for payment the Shares you have tendered to us by 12:00 midnight, New York City time, at the end of the day on October 6, 2020, you may also withdraw your Shares at any time thereafter. See Section 4.

How do I withdraw Shares I previously tendered?

If you are a registered holder of Shares, to properly withdraw your Shares, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of the Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal. See Section 4.

In what order will you purchase the tendered Shares?

If the terms and conditions of the Offer have been satisfied or waived and, based on the Final Purchase Price, Shares having an aggregate value of $250 million or less are properly tendered and not properly withdrawn, we will buy all Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn prior to the Expiration Date.

If the conditions to the Offer have been satisfied or waived and, based on the Final Purchase Price, Shares having an aggregate value in excess of $250 million are properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase Shares on the following basis:

•

first, we will purchase Odd Lots (as defined in Section 1) of less than 100 Shares at the Final Purchase Price from stockholders who properly tender all of their Shares at or below the Final Purchase Price and who do not properly withdraw them before the Expiration Date. Tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder (as defined in Section 1) will not qualify for this preference;

•

second, after purchasing all Odd Lots that were properly tendered at or below the Final Purchase Price, subject to the conditional tender provisions described in Section 6 (whereby a holder may specify a minimum number of such holder’s Shares that must be purchased if any such Shares are purchased), we will purchase all Shares properly tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares; and

•

third, only if necessary to permit us to purchase $250 million in value of Shares (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares. Random lot would be facilitated by the Company.

Therefore, because of “Odd Lot” priority, proration and conditional tender provisions described above, we may not purchase all of the Shares that you tender even if you tender them at or below the Final Purchase Price. See Section 1 and Section 6.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

If you (i) own, beneficially or of record, fewer than 100 Shares in the aggregate; (ii) properly tender all of these Shares at or below the Final Purchase Price and do not properly withdraw them before the Expiration Date; and (iii) complete the section(s) entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your Shares without subjecting them to the proration procedure. See Section 1.

Has the Company or its Board of Directors (the “Board”) adopted a position on the Offer?

Our Board has authorized us to make the Offer. However, none of the Company, the members of our Board, the Dealer Manager, the Depositary or the Information Agent, or any of our or their respective affiliates, makes any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the purchase price or purchase prices at which you may choose to tender your Shares. We cannot predict how our Shares will trade after the Expiration Date, and it is possible that our Share price will trade above the Final Purchase Price after the Expiration Date. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the purchase price or purchase prices at which you will tender them. We recommend that you read carefully the information in this Offer to Purchase, the Letter of Transmittal and the other related materials that constitute part of the Offer, including our reasons for making the Offer, before taking any action with respect to the Offer. See Section 2. In addition, you should discuss whether to tender your Shares with your broker or other financial or tax advisors.

Will the Company’s directors and executive officers tender Shares in the Offer?

Our directors and executive officers have informed us that they will not tender any of their Shares in the Offer. As a result, the Offer will increase the proportional holdings of our directors and executive officers. However, our directors and executive officers may, in compliance with applicable law, sell their Shares in open market transactions at prices that may or may not be more favorable than the Final Purchase Price. See Section 11.

If I decide not to tender, how will the Offer affect my Shares?

Stockholders who decide not to tender will own a greater percentage interest in the outstanding Shares following the consummation of the Offer. See Section 2.

Following the Offer, will you continue as a public company?

Yes. The Shares will continue to be authorized for quotation on Nasdaq and we will continue to be subject to the periodic reporting requirements of the Exchange Act. See Section 2.

When and how will you pay me for the Shares I tender?

We will pay the Final Purchase Price to the seller, in cash, less applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Date. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the next business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and to begin paying for tendered Shares until after the Expiration Date. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 1 and Section 5.

If I am a holder of vested stock options, how do I participate in the Offer?

If you are a holder of vested options, you may exercise your vested options and tender any Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked, however, if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3.

What is the last reported sale price of my Shares?

The Shares are listed and traded on Nasdaq under the symbol “MSTR.” On August 10, 2020, the last full trading day before the commencement of the Offer, the last reported sale price of the Shares on Nasdaq was $123.62 per Share. You are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender your Shares. See Section 8.

Will I have to pay brokerage commissions if I tender my Shares?

If you are a registered stockholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs are applicable. See the Introduction and Section 3.

Will I have to pay stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for tendered Shares to the registered holder of such Shares, you will not incur any stock transfer tax. If you give special instructions to the Depositary in connection with your tender of Shares, or if tendered certificates for Shares are registered in the name of someone other than the person signing the Letter of Transmittal, then stock transfer taxes may apply. See Section 5.

What are the U.S. federal income tax consequences if I tender my Shares?

Generally, if you are a U.S. Holder (as defined in Section 13), your receipt of cash from us in exchange for the Shares you tender will be a taxable transaction for U.S. federal income tax purposes. The cash you receive for your tendered Shares will generally be treated for U.S. federal income tax purposes either as consideration received in respect of a sale or exchange of the Shares purchased by us or as a distribution from us in respect of the Shares.

If you are a Non-U.S Holder (as defined in Section 13), you generally will be subject to U.S. federal tax withholding at a rate of 30% on the gross payments received pursuant to the Offer, subject to reduction by applicable treaty or exemption for income that is effectively connected with your conduct of trade or business within the United States, as evidenced by forms that you furnish to the Depositary (or other applicable withholding agent).

See Section 13 for a more detailed discussion of the tax treatment of the Offer. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer.

Who should I contact with questions about the Offer?

The Information Agent or the Dealer Manager can help answer your questions. The Information Agent is Georgeson LLC and the Dealer Manager is Morgan Stanley & Co. LLC. Their contact information is set forth below.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Stockholders, Banks and Brokers

Call Toll-Free

1 (866) 828-4304

The Dealer Manager for the Offer is:

Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Call Toll-Free: 1 (855) 483-0952

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and other documents we file with the SEC contain forward-looking statements that are based on current expectations, estimates, forecasts and projections and our management’s belief and assumptions about us, our future performance and our business. In addition, we, or others on our behalf, may make forward-looking statements in press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Such words as “expect,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “should,” “may,” “assume,” and “continue,” as well as variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees and involve certain risks, uncertainties and assumptions that are difficult to predict. We describe our respective risks, uncertainties and assumptions that could affect the outcome or results of operations in the “Risk Factors” section of our quarterly report on Form 10-Q for the quarter ended June 30, 2020, as supplemented by the risk factors disclosed in our current report on Form 8-K filed on August 11, 2020. The accuracy of our expectations and predictions is also subject to the following risks and uncertainties:

•	our ability to complete the Offer; and

•

changes in general economic, business and political conditions, including the possibility of intensified international hostilities, acts of terrorism, and changes in conditions of U.S. or international lending, capital and financing markets.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements.

INTRODUCTION

To the holders of our class A common stock:

We invite our stockholders to tender up to $250 million in value of shares of our issued and outstanding class A common stock, par value $0.001 per share (each, a “Share,” and collectively, “Shares”), for purchase by us at a price calculated as described herein that is a price not greater than $140.00 nor less than $122.00 per Share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and in other related materials as may be amended or supplemented from time to time (collectively, with the Offer to Purchase and Letter of Transmittal, the “Offer”).

Upon the terms and subject to the conditions of the Offer, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares properly tendered and the prices specified, or deemed specified, by tendering stockholders. This single per Share price (the “Final Purchase Price”) will be the lowest single purchase price, not greater than $140.00 nor less than $122.00 per Share, that would allow us to purchase $250 million in value of Shares, or such lower amount equal to the value of the Shares properly tendered and not properly withdrawn in the event that less than $250 million in value of Shares is properly tendered and not properly withdrawn. We will not purchase any Shares tendered at prices in excess of the Final Purchase Price.

We may not purchase all of the Shares tendered at or below the Final Purchase Price because of proration, “Odd Lot” priority and conditional tender provisions described in this Offer to Purchase. Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Shares having an aggregate value of $250 million or less are properly tendered and not properly withdrawn, we will purchase all Shares properly tendered at or below the Final Purchase Price and not properly withdrawn prior to the Expiration Date. Shares not purchased in the Offer, including Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased because of proration or conditional tender, will be returned to the tendering stockholders promptly after the Expiration Date. See Section 1.

We expressly reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. See Section 1. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), if, based on the Final Purchase Price, Shares having an aggregate value in excess of $250 million are properly tendered and not properly withdrawn, we may increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.

If you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked, however, if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

OUR BOARD OF DIRECTORS (THE “BOARD”) HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD, MORGAN STANLEY & CO. LLC (THE “DEALER MANAGER”), GEORGESON LLC, THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), OR AMERICAN STOCK TRANSFER & TRUST CO., LLC, THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD, THE DEALER MANAGER, THE

INFORMATION AGENT OR THE DEPOSITARY, OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES, HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 2.

We will pay all reasonable out-of-pocket fees and expenses incurred in connection with the Offer by the Dealer Manager, the Information Agent and the Depositary. See Section 15.

As of July 31, 2020, we had 7,673,402 Shares issued and outstanding and 2,014,025 shares of our class B common stock, par value $0.001 per share, each of which is convertible at any time at the option of the holder thereof into one Share and is entitled to ten (10) votes per share (the “Class B Shares” and, together with the Shares, the “Common Shares”), issued and outstanding. At the maximum Final Purchase Price of $140.00 per Share, we could purchase 1,785,714 Shares (with the ability in accordance with the rules of the SEC to increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares) if the Offer is fully subscribed, which would represent approximately 18.4% of our issued and outstanding Common Shares and 6.4% of the total voting power of our capital stock. At the minimum Final Purchase Price of $122.00 per Share, we could purchase 2,049,180 Shares (with the ability in accordance with the rules of the SEC to increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares) if the Offer is fully subscribed, which would represent approximately 21.2% of our issued and outstanding Common Shares and 7.4% of the total voting power of our capital stock. As of July 31, 2020, an aggregate of 505,888 Shares remained available for future awards under MicroStrategy’s 2013 Stock Incentive Plan (the “2013 Equity Plan”), and approximately 1,473,033 Shares were subject to currently outstanding stock options granted under the 2013 Equity Plan. See Section 11.

If, based on the Final Purchase Price, Shares having an aggregate value of $250 million or less are properly tendered and not properly withdrawn, we will purchase all Shares tendered at or below the Final Purchase Price and not properly withdrawn prior to the Expiration Date. The Shares are listed and traded on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “MSTR.” On August 10, 2020, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $123.62 per Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares. See Section 8 and Section 11.

MicroStrategy’s principal executive offices is located at 1850 Towers Crescent Plaza, Tysons Corner, VA 22182 and its telephone number is (703) 848-8600.

THE OFFER

1. Number of Shares; Price; Proration

Upon the terms and subject to the conditions of the Offer, we will purchase $250 million in value of Shares, or such lower amount equal to the value of the Shares properly tendered and not properly withdrawn. Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Shares having an aggregate value of $250 million or less are properly tendered at or below the Final Purchase Price and not properly withdrawn prior to the Expiration Date, we will purchase all Shares properly tendered and not properly withdrawn.

The term “Expiration Date” means 5:00 P.M., New York City time, on September 10, 2020, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire or unless we terminate the Offer. When used together with a specific time, the term Expiration Date refers to the date on which the Offer expires. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.

In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender Shares must either (i) specify that they are willing to sell their Shares to us at the Final Purchase Price (which could result in the tendering stockholder receiving a purchase price per Share as low as $122.00, the low end of the price range in the Offer, less any applicable withholding taxes and without interest) or (ii) specify the price or prices, not greater than $140.00 nor less than $122.00 per Share, at which they are willing to sell their Shares to us under the Offer. In the event that a stockholder specifies such a purchase price or purchase prices that exceeds the Final Purchase Price, the Company shall not purchase the Shares of such stockholder. Prices may be specified in multiples of $1.00. Promptly following the Expiration Date, we will determine the Final Purchase Price that we will pay for Shares properly tendered and not properly withdrawn, taking into account the number of Shares tendered and the prices specified, or deemed specified, by tendering stockholders. The Final Purchase Price will be a single per Share price, equal to the lowest single purchase price, not greater than $140.00 nor less than $122.00 per Share, that would allow us to purchase $250 million in value of Shares, or such lower amount equal to the value of the Shares properly tendered and not properly withdrawn in the event that less than $250 million in value of Shares is properly tendered and not properly withdrawn.

We will pay the Final Purchase Price for all Shares purchased in the Offer, less any applicable withholding taxes and without interest, promptly after the Expiration Date. We will not purchase any Shares at a price in excess of the Final Purchase Price.

If you specify that you are willing to sell your Shares to us at the Final Purchase Price (which could result in you receiving a purchase price per Share as low as $122.00, the low end of the price range in the Offer, less any applicable withholding taxes and without interest), your Shares will be deemed to be tendered at $122.00 per Share, which is the low end of the price range in the Offer, for purposes of determining the Final Purchase Price. You should understand that this election may effectively lower the Final Purchase Price and could result in your Shares being purchased at $122.00 per Share, which is the low end of the price range in the Offer, less any applicable withholding taxes and without interest, a price that is below the last reported sale price of the Shares on Nasdaq on August 10, 2020, the last full trading day prior to the commencement of the Offer, which was $123.62 per Share, and could be below the last reported sale price of the Shares on Nasdaq on the Expiration Date.

Throughout the Offer, certain information relating to the trading price of our Shares shall be available via the Information Agent at the address and telephone number set forth on the back cover page of this Offer to Purchase. We will announce the Final Purchase Price by press release as promptly as practicable after it has been determined. Such press release will also be filed as an amendment to our Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) that we have filed with the SEC relating to the Offer. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and to begin paying for tendered Shares until after the Expiration Date.

We will only purchase Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. However, because of proration, “Odd Lot” priority and the conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered at or below the Final Purchase Price if, based on the Final Purchase Price, Shares having an aggregate value in excess of $250 million are properly tendered and not properly withdrawn. We will return all Shares tendered and not purchased pursuant to the Offer, including Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased because of proration or conditional tenders, to the tendering stockholders at our expense promptly following the Expiration Date.

By following the Instructions to the Letter of Transmittal, stockholders can specify different minimum purchase prices for specified portions of their Shares, but a separate Letter of Transmittal must be submitted for Shares tendered at each price. Stockholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered Shares are purchased pursuant to the Offer. In the event a stockholder does not designate such order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

We expressly reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the SEC, if, based on the Final Purchase Price, Shares having an aggregate value in excess of $250 million are properly tendered and not properly withdrawn, we may increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. However, if we purchase an additional number of Shares in excess of 2% of the outstanding Shares, we will amend and extend the Offer to the extent required by applicable law. See Section 14.

In the event of an over-subscription of the Offer as described below, Shares tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration, except for Odd Lots as described below. The proration period and withdrawal rights also expire on the Expiration Date.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

Priority of Purchases

If the terms and conditions of the Offer have been satisfied or waived and, based on the Final Purchase Price, Shares having an aggregate value of $250 million or less are properly tendered and not properly withdrawn, we will buy all Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn prior to the Expiration Date.

If the conditions to the Offer have been satisfied or waived and, based on the Final Purchase Price, Shares having an aggregate value in excess of $250 million have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase properly tendered Shares on the basis set forth below:

•

first, we will purchase Odd Lots (as defined below) of less than 100 Shares at the Final Purchase Price from stockholders who properly tender all of their Shares at or below the Final Purchase Price and who do not properly withdraw them before the Expiration Date. Tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder (as defined below) will not qualify for this preference;

•

second, after purchasing all Odd Lots that were properly tendered at or below the Final Purchase Price, subject to the conditional tender provisions described in Section 6 (whereby a holder may specify a minimum number of such holder’s Shares that must be purchased if any such Shares are purchased), we will purchase all Shares properly tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares; and

•

third, only if necessary to permit us to purchase $250 million in value of Shares (or such greater amount as we may elect to purchase, subject to applicable law), we will purchase Shares conditionally tendered (for which the condition was not initially satisfied) at or below the Final Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares. Random lot would be facilitated by the Company.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all Shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Shares, none of those Shares will be purchased even though those Shares were tendered at prices at or below the Final Purchase Price.

As we noted above, we may elect to purchase Shares having an aggregate value in excess of $250 million in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of Shares.

Odd Lots

The term “Odd Lots” means all Shares tendered by any person (such person, an “Odd Lot Holder”) who owned, beneficially or of record, an aggregate of fewer than 100 Shares and certifies such fact in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. This preference is not available to partial tenders or beneficial or record holders of 100 or more Shares, even if such holders have separate accounts or certificates representing fewer than 100 Shares. Odd Lots will be accepted for payment at the same time as other tendered Shares.

Proration

If proration of tendered Shares is required, we will determine the proration for each stockholder tendering Shares, if any, promptly following the Expiration Date. Proration for each stockholder tendering Shares (excluding Odd Lot Holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders (excluding Odd Lot Holders) at or below the Final Purchase Price, subject to the provisions governing conditional tenders described in Section 6, any adjustment to avoid the purchase of fractional Shares and the terms and conditions of the Offer. Due to the difficulty in determining the number of Shares properly tendered and not properly withdrawn, the conditional tender procedure described in Section 6 and the guaranteed delivery procedure described in Section 3, we expect that we will not be able to announce the final proration for each stockholder or commence payment for any Shares purchased pursuant to the Offer until after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date.

As described in Section 13, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences for the stockholder and, therefore, may be relevant to a stockholder’s decision whether to tender Shares. The Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or whose nominees’ names, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Purpose of the Offer; Certain Effects of the Offer; Plans and Proposals

Purpose of the Offer

We believe that the repurchase of Shares pursuant to the Offer is consistent with our capital allocation strategy and goal of maximizing value for our stockholders. Furthermore, we believe that the Offer represents a more productive use of the Company’s cash.

The modified Dutch auction tender offer set forth in this Offer to Purchase provides our stockholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment in the Company if they so elect. The Offer also provides our stockholders with an efficient way to sell their Shares without incurring brokerage fees or commissions associated with open market sales. However, stockholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply. Furthermore, Odd Lot Holders who hold Shares registered in their names and tender their Shares directly to the Depositary, and whose Shares are purchased in the Offer, will avoid any applicable Odd Lot discounts that might be payable on sales of their Shares in transactions on Nasdaq.

Members of our senior management met with our Board to discuss the terms and conditions of the Offer. Our Board considered the terms and conditions of the Offer and further reviewed the Company’s results of operations, financial position, business plan, capital and cost structures and requirements, general business and industry conditions, legal, tax and regulatory constraints and restrictions, and other factors our Board deemed relevant, including the expected financial impact of the Offer. Based upon the foregoing, on August 2, 2020, our Board unanimously approved the Offer to purchase up to $250 million in value of Shares at a price not greater than $140.00 nor less than $122.00 per Share (with the ability in accordance with the rules of the SEC to increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares).

OUR BOARD HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD, THE DEALER MANAGER, THE INFORMATION AGENT, OR THE DEPOSITARY, OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES, HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER.

Following the completion or termination of the Offer, we may, from time to time, repurchase Shares on the open market or through private or public transactions in accordance with applicable law. Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions including as provided in Exchange Act Rule 14e-5.

Our directors and executive officers have informed us that they will not tender any of their Shares in the Offer.

Certain Effects of the Offer

As of July 31, 2020, we had 7,673,402 Shares issued and outstanding and 2,014,025 Class B Shares issued and outstanding. At the maximum Final Purchase Price of $140.00 per Share, we could purchase 1,785,714 Shares (with the ability in accordance with the rules of the SEC to increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares) if the Offer is fully subscribed, which would represent approximately 18.4% of our issued and outstanding Common Shares and 6.4% of the total voting power of our capital stock. At the minimum Final Purchase Price of $122.00 per Share, we could purchase 2,049,180 Shares (with the ability in accordance with the rules of the SEC to increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares) if the Offer is fully subscribed, which would represent approximately 21.2% of our issued and outstanding Common Shares and 7.4% of the total voting power of our capital stock.

If we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations. These stockholders will also continue to bear the risks associated with owning the Shares. Stockholders may be able to sell non-tendered Shares in the future on Nasdaq or otherwise at a net price significantly higher or lower than the Final Purchase Price. We can give no assurance as to the price at which a stockholder may be able to sell his or her Shares in the future.

There will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of Nasdaq and the conditions of the Offer, our purchase of Shares under the Offer will not cause our remaining outstanding Shares to be delisted from Nasdaq. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and comply with proxy rules in connection with meetings of our stockholders. Our purchase of Shares under the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

We intend to hold the Shares we acquire pursuant to the Offer as treasury shares. Such Shares may be disposed upon a resolution of the Board without further stockholder action.

Plans and Proposals

Except as disclosed or incorporated by reference in this Offer to Purchase, we have no current plans, proposals or negotiations that relate to or would result in:

•

any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries (other than in the case of our subsidiaries, mergers, reorganizations or liquidations done in the ordinary course of business or for purposes of internal reorganizations);

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our present dividend policy, our indebtedness, or capitalization;

•	any material change in our present Board or management or any plans or proposals to change the number or the terms of directors (although we may fill vacancies arising on our Board);

•	any material change in our corporate structure or business;

•	any class of our equity securities becoming delisted from Nasdaq, or ceasing to be authorized to be quoted on Nasdaq;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the termination or suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•

the acquisition or disposition by any person of our securities, other than pursuant to our Share Repurchase Program (as defined in Section 11) and the grant of stock options to employees in the ordinary course of business; or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

While we have no definitive plans or proposals regarding any of the foregoing as of the date of this Offer to Purchase (except as in the documents incorporated by reference herein or as disclosed in this Offer to Purchase, including this Section 2), our management continually assesses and reassesses possible acquisitions, divestitures, joint ventures, restructurings, and other extraordinary corporate transactions and other matters. We reserve the right to change our plans and intentions at any time after the date of this Offer to Purchase, subject to our obligation to update this Offer to Purchase to reflect material changes in the information contained herein. Stockholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Shares resulting from such potential future events.

3. Procedures for Tendering Shares

Proper Tender of Shares

For Shares to be properly tendered pursuant to the Offer, the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), including any required signature guarantees, or an Agent’s Message (as defined below), and any other documents required by the Letter of Transmittal, must be received before the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer on their behalf. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

In the alternative, the tendering stockholder must, before the Expiration Date, comply with the guaranteed delivery procedure described below.

In accordance with Instruction 5 of the Letter of Transmittal, each stockholder desiring to tender Shares in the Offer must complete the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” by either (i) checking the box in the subsection entitled “Shares Tendered At Price Determined Under The Offer,” which will indicate that you will accept the Final Purchase Price as determined by us in accordance with the terms of and subject to the conditions of the Offer, or (ii) checking one of the boxes in the subsection entitled “Shares Tendered At Price Determined By Stockholder,” indicating the price at which Shares are being tendered.

Stockholders who desire to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are tendered, provided that the same Shares cannot be tendered (unless such Shares were properly withdrawn in accordance with Section 4) at more than one price. To tender Shares properly, one and only one box must be checked in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal.

If you wish to maximize your chances of having your Shares purchased in the Offer, you should check the box in the subsection entitled “Shares Tendered At Price Determined Under The Offer” (in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered”) in the Letter of Transmittal, which will indicate that you will accept the Final Purchase Price as determined by us in accordance with the terms of and subject to the conditions of the Offer. If you agree to accept the Final Purchase Price, your Shares will be deemed to have been tendered at $122.00 per Share, which is the low end of the price range in the Offer. You should understand that this election may have the effect of lowering the Final Purchase Price and could result in the tendered Shares being purchased at $122.00 per Share, which is the low end of the price range in the Offer, less any applicable withholding taxes and without interest. If tendering stockholders wish to indicate a specific price (in multiples of $1.00) at which their Shares are being tendered, they must check the appropriate box in the subsection entitled “Shares Tendered At Price Determined By Stockholder” in the section captioned “Price (In Dollars) Per Share At Which Shares Are Being Tendered” in the Letter of Transmittal. Tendering stockholders should be aware that this election could mean that none of their Shares will be purchased if they check a box other than the box representing the price at or below the Final Purchase Price.

Stockholders holding their Shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their Shares. Stockholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender Shares through the nominees and not directly to the Depositary.

Stockholders may tender Shares subject to the condition that all, or a specified minimum number of Shares, be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. It is the tendering stockholder’s responsibility to determine the minimum number of Shares to be purchased. Stockholders should consult their own financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 6 and Section 13.

Signature Guarantees and Method of Delivery

No signature guarantee is required if:

•

the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) tendered and such holder has not completed either the section entitled “Special Payment Instructions” or the section entitled “Special Delivery Instructions” in the Letter of Transmittal, or

•

Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Exchange Act Rule 17Ad-15 (an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal.

If a certificate for Shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or new certificates for Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	one of (a) certificates for the Shares or (b) a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility as described below;

•

one of (a) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees or (b) an Agent’s Message (as defined below) in the case of a book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

Odd Lot Holders who tender all of their Shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.

The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for Shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or the Book-Entry Transfer Facility. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Book-Entry Delivery

The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two (2) business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the Shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

Guaranteed Delivery

If you wish to tender Shares in the Offer and your certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Date; and

•

the Depositary receives at the address listed on the back cover of this Offer to Purchase, within the period of two (2) Nasdaq trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or (ii) confirmation of book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an Agent’s Message.

•

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier or mail before the Expiration Date and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery form is filed as an exhibit to the Schedule TO. Copies of the form may also be obtained from the Information Agent who may be contacted at its telephone number listed on the back cover of this Offer to Purchase.

Procedures for Stock Options

We are not offering, as part of the Offer, to purchase any outstanding stock options, and tenders of stock options will not be accepted. Holders of vested stock options may exercise options and tender the Shares received upon exercise in the Offer. Options must be exercised sufficiently in advance of the Expiration Date in order to have time for the exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

If you are a holder of vested but unexercised options, you should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on the exercise prices of your stock options, the date of your stock option grants, the remaining term in which you may exercise your options and the provisions for prorated purchases described in Section 1.

Return of Unpurchased Shares

If any properly tendered Shares are not purchased under the Offer or are properly withdrawn before the Expiration Date upon the terms and subject to the conditions of the Offer, or if less than all Shares evidenced by a stockholder’s certificate(s) are tendered, we will return certificates for unpurchased Shares promptly after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects

All questions as to the number of Shares to be accepted, the Final Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder (whether or not we waive similar defects or irregularities in the case of other stockholders), and our interpretation of the terms of the Offer will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. In the event a condition is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement

It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions of such period), the person so tendering (i) has a “net long position” equal to or greater than the amount of Shares tendered in (a) Shares or (b) other securities convertible into or exchangeable or exercisable for Shares and, upon acceptance of the tender, will acquire the Shares by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

A tender of Shares in accordance with any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) the stockholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (ii) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of Delaware.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

Lost or Destroyed Certificates

Stockholders whose certificates for part or all of their Shares have been lost, destroyed or stolen may contact American Stock Transfer & Trust Co., LLC as the Company’s transfer agent at the toll-free number 1 (877) 248-6417 or at the address set forth on the back cover of this Offer to Purchase for instructions to obtain a replacement certificate. Those certificates will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are requested to contact American Stock Transfer & Trust Co., LLC immediately in order to permit timely processing of this documentation. Certificates for Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. Any certificates delivered to us, the Dealer Manager or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

4. Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. If, following the Expiration Date, we have not accepted for payment the Shares you have tendered to us by 12:00 midnight, New York City time, at the end of the day on October 6, 2020, you may also withdraw your Shares at any time thereafter.

If you are a registered holder of Shares, for a withdrawal to be effective, a notice of withdrawal, in written form, must be received in a timely manner by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn and the name of the registered holder of the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the written notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures. If a stockholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the stockholder may withdraw Shares using either separate written notices of withdrawal or a combined written notice of withdrawal, so long as the information specified above is included.

If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal.

We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our discretion, which determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Neither we nor the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

5. Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will:

•	determine the Final Purchase Price, taking into account the number of Shares so tendered and the prices specified, or deemed specified, by tendering stockholders, and

•

accept for payment up to $250 million in value of Shares (or such greater number as we may elect to purchase, subject to applicable law) properly tendered at prices at or below the Final Purchase Price and not properly withdrawn prior to the Expiration Date. We may increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore be deemed to have purchased), subject to proration, “Odd Lot” priority and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Final Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for payment and pay the Final Purchase Price per Share for all of the Shares accepted for payment in accordance with the Offer. In all cases, payment for Shares properly tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

•	certificates for Shares or a timely confirmation of a book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility;

•	a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) or an Agent’s Message in the case of book-entry transfer; and

•	any other documents required.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. In the event of proration, the Depositary will determine the proration for each stockholder tendering Shares and pay for those tendered Shares accepted for payment promptly after the Expiration Date. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Final Purchase Price and Shares not purchased due to proration or conditional tenders, will be returned, or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Shares, to the tendering stockholder promptly after the expiration or termination of the Offer at our expense.

Under no circumstances will interest be paid on the Final Purchase Price for the Shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer; provided, however, that if payment of the Final Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to that person will be deducted from the Final Purchase Price unless evidence satisfactory to us of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

6. Conditional Tender of Shares

In the event of an over-subscription of the Offer, Shares tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration (subject to the exception for Odd Lot Holders). See Section 1. As discussed in Section 13, the number of Shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder’s Shares tendered pursuant to a Letter of Transmittal must be purchased if any Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. We urge each stockholder to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional tender.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that stockholder if any are to be purchased. After the Offer expires, if, based on the Final Purchase Price, more than $250 million in value of Shares (or such greater value as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn pursuant to the Offer at a price equal to or less than the Final Purchase Price, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally (including Shares of Odd Lot Holders). If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any stockholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, at or below the Final Purchase Price on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of Shares to be purchased to fall below an aggregate value of $250 million (or such greater amount as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select for purchase, by random lot, enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase $250 million in value of Shares (or such greater amount as we may elect to purchase, subject to applicable law).

7. Conditions of the Offer

The Offer is not conditioned on any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and we may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Shares tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer, if, at any time on or after the commencement of the Offer and prior to the Expiration Date, any of the following events have occurred (or are determined by us to have occurred):

•

there has been any action threatened in writing, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened in writing, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, seeks to or could directly or indirectly:

•

make illegal, or delay or otherwise directly or indirectly restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer;

•	make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer;

•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares to be purchased pursuant to the Offer; or

•

materially and adversely affect our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Shares pursuant to the Offer;

•	there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	a material change in U.S. or any other currency exchange rates or a suspension of or limitation on the markets therefor;

•

a decrease of more than 10% in the sale price of the Shares on Nasdaq or in the general level of market prices for equity securities in the United States of the New York Stock Exchange Index, the Dow Jones Industrial Average, the Nasdaq Global Select Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies, in each case measured from the close of trading on August 10, 2020, the last trading day prior to the commencement of the Offer;

•

the commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, on or after August 11, 2020;

•	any material escalation of any war or armed hostilities which had commenced prior to August 11, 2020, directly or indirectly involving the United States;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•

any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Shares; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•

a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

•	any material change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offer;

•

any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us; or

•	any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained; or

•

we determine that the consummation of the Offer and the purchase of the Shares may (i) cause the Shares to be held of record by fewer than 300 persons or (ii) cause the Shares to be delisted from Nasdaq or to be eligible for deregistration under the Exchange Act.

If any of the conditions referred to above is not satisfied, we may:

•	terminate the Offer and return all tendered Shares to the tendering stockholders;

•	extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all of the tendered Shares until the expiration of the Offer as so extended;

•

waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase Shares properly tendered and not properly withdrawn prior to the Expiration Date; or

•

delay acceptance for payment or payment for Shares, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer, until satisfaction or waiver of the conditions to the Offer.

The conditions referred to above may be asserted or waived by us, in whole or in part, at any time and from time to time in our reasonable discretion on or prior to the Expiration Date, subject to applicable laws. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties. See Section 14.

8. Price Range of Shares; Dividends

The Shares are listed and traded on Nasdaq under the trading symbol “MSTR.” The following table sets forth, for the fiscal quarters indicated, the high and low closing sales prices of the Shares on Nasdaq:

	High	Low
2018
First Quarter	$140.98	$123.87
Second Quarter	$135.78	$125.06
Third Quarter	$149.96	$127.93
Fourth Quarter	$136.47	$116.58
2019
First Quarter	$149.62	$126.57
Second Quarter	$151.12	$130.90
Third Quarter	$150.59	$121.58
Fourth Quarter	$158.06	$142.02
2020
First Quarter	$152.84	$92.20
Second Quarter	$129.63	$112.23

Third Quarter (through August 10, 2020)	$123.95	$115.79

We have never declared or paid any cash dividends on either our Shares or Class B Shares and have no current plans to declare or pay any such dividends.

On August 10, 2020, the last full trading day before the commencement of the Offer, the last closing sale price of the Shares on Nasdaq was $123.62 per Share. Stockholders are urged to obtain current market quotations for the Shares.

9. Source and Amount of Funds

We will pay for the Shares tendered in the Offer and all expenses applicable to the Offer from our existing cash and cash equivalents and short-term investments. The maximum value of Shares purchased in the Offer is expected to be $250 million. We expect that expenses for the Offer will be approximately $2.0 million. The Offer is not subject to any financing condition.

10. Certain Information Concerning Us

General

MicroStrategy is a global leader in enterprise analytics software and services. Our vision is to enable Intelligence Everywhere. The MicroStrategy platform brings together data from our customers’ enterprise applications, such as their financial systems, human resources systems, and supply chain and customer relationship management tools, to provide analytics for actionable insights. Customers can also use our consulting and education offerings to harness MicroStrategy’s innovative technology and empower their workforce to make better decisions.

MicroStrategy’s principal executive offices is located at 1850 Towers Crescent Plaza, Tysons Corner, VA 22182 and its telephone number is (703) 848-8600. Our website is located at www.microstrategy.com. Information contained on our website is not a part of the Offer.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. We make available free of charge, on or through the Investor Relations section of our website (http://ir.microstrategy.com), our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports, as soon as reasonably practicable after electronically filing such reports with the SEC. Information found on our website is not incorporated by reference into this Offer to Purchase and should not be considered to be a part of this Offer to Purchase. Our website address is included in this Offer to Purchase as an inactive technical reference only. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC at www.sec.gov.

As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC the Schedule TO, which includes additional information relating to the Offer. The Schedule TO, together with any exhibits and amendments thereto, may be examined and copies may be obtained in the manner as set forth above.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them by reference:

SEC Filings	Date Filed
Annual Report on Form 10-K for the fiscal year ended December 31, 2019	February 14, 2020

Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020	April 28, 2020

Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020	July 28, 2020

Current Reports on Form 8-K	June 2, 2020, July 6, 2020 and August 11, 2020

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC at the website set forth above or through our website set forth above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Stockholders, Banks and Brokers

Call Toll-Free

1 (866) 828-4304

11. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

A list of our directors and executive officers as of August 11, 2020 is attached to this Offer to Purchase as Schedule I.

Beneficial Ownership

As of July 31, 2020, we had 7,673,402 Shares issued and outstanding and 2,014,025 Class B Shares issued and outstanding. At the maximum Final Purchase Price of $140.00 per Share, we could purchase 1,785,714 Shares (with the ability in accordance with the rules of the SEC to increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares) if the Offer is fully subscribed, which would represent approximately 18.4% of our issued and outstanding Common Shares and 6.4% of the total voting power of our capital stock. At the minimum Final Purchase Price of $122.00 per Share, we could purchase 2,049,180 Shares (with the ability in accordance with the rules of the SEC to increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares) if the Offer is fully subscribed, which would represent approximately 21.2% of our issued and outstanding Common Shares and 7.4% of the total voting power of our capital stock.

As of July 31, 2020, our directors and executive officers as a group (8 persons) beneficially owned an aggregate of 800,138 Shares and 2,011,668 Class B Shares, representing approximately 26.8% of our issued and outstanding Common Shares and 73.1% of the total voting power of our capital stock as of July 31, 2020, as determined in accordance with Exchange Act Rule 13d-3. Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. However, our directors and executive officers have informed us that they will not tender any of their Shares in the Offer. As a result, any Shares purchased in the Offer will increase the proportional holdings of our directors and executive officers. In addition, our directors and executive officers may, in compliance with applicable law, sell their Shares in open market transactions at prices that may or may not be more favorable than the Final Purchase Price.

The following table sets forth the beneficial ownership of our Common Shares as of July 31, 2020, unless otherwise indicated, by each person who is known by us to beneficially own more than 5% of any class of our Common Shares; each director; each of our executive officers; and all directors and executive officers as a group.

Except as otherwise indicated below, we believe, based on the information furnished to us, that the persons and entities named in the table have sole voting and investment power with respect to all Common Shares that they beneficially own, subject to any applicable community property laws. Percentages have been calculated based on 7,673,402 Shares and 2,014,025 Class B Shares outstanding as of July 31, 2020. Any Shares subject to outstanding stock options that are currently exercisable or will become exercisable within 60 days after July 31, 2020 are deemed outstanding for the purpose of calculating such director’s or officer’s percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Except as otherwise indicated, the address of each beneficial owner named below is in care of MicroStrategy Incorporated, 1850 Towers Crescent Plaza, Tysons Corner, Virginia 22182.

	Number of Shares Beneficially Owned(1)				Percentage of Total Economic Interest(1)	Percentage of Total Voting Power(1)
	Shares		Class B Shares
Beneficial Owners	Shares	% of Class	Shares	% of Class
Executive Officers and Directors:
Michael J. Saylor(2)	400,000	5.0	2,011,668	99.9	23.9	72.7
Phong Q. Le(3)	110,000	1.4	—	—	1.1	*
Timothy E. Lang(4)	92,500	1.2	—	—	*	*
W. Ming Shao(5)	35,105	*	—	—	*	*
Stephen X. Graham(6)	42,700	*	—	—	*	*
Jarrod M. Patten(7)	49,183	*	—	—	*	*
Leslie J. Rechan(8)	13,150	*	—	—	*	*
Carl J. Rickertsen(9)	57,500	*	—	—	*	*
5% Stockholders:
BlackRock, Inc.(10)	1,399,194	18.2	—	—	14.4	5.0
The Vanguard Group, Inc.(11)	897,258	11.7	—	—	9.3	3.2
Victory Capital Management Inc.(12)	422,238	5.5	—	—	4.4	1.5
All directors and current executive officers as a group (8 persons)(13)	800,138	9.5	2,011,668	99.9	26.8	73.1

*	Less than 1.0%.
(1)	The inclusion of any Common Shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. The percentage of total economic interest and the percentage of total voting power are each calculated by treating the Shares and Class B Shares together as a single class. Shares generally have the same rights, including rights to dividends, as Class B Shares, except that Shares have one vote per share while Class B Shares have ten votes per share. Each Class B Share is convertible at any time, at the option of the holder, into one Share.
(2)	Mr. Saylor’s holdings of Common Shares consist of (i) an option exercisable on or within 60 days after July 31, 2020 to purchase 400,000 Shares and (ii) 2,011,668 Class B Shares owned by Alcantara LLC, which is wholly owned by Mr. Saylor.
(3)	Mr. Le’s holdings of Common Shares consist of options exercisable on or within 60 days after July 31, 2020 to purchase 110,000 Shares.
(4)	Mr. Lang’s holdings of Common Shares consist of options exercisable on or within 60 days after July 31, 2020 to purchase 92,500 Shares.
(5)	Mr. Shao’s holdings of Common Shares consist of (i) 5 Shares held by Mr. Shao directly and (ii) options exercisable on or within 60 days after July 31, 2020 to purchase 35,100 Shares.
(6)	Mr. Graham’s holdings of Common Shares consist of (i) 200 Shares held by Mr. Graham directly and (ii) options exercisable on or within 60 days after July 31, 2020 to purchase 42,500 Shares.
(7)	Mr. Patten’s holdings of Common Shares consist of options exercisable on or within 60 days after July 31, 2020 to purchase 49,183 Shares.

(8)	Mr. Rechan’s holdings of Common Shares consist of (i) 1,900 Shares owned by the Rechan Family Investment Group Inc., of which Mr. Rechan’s spouse is president and sole stockholder, and (ii) options exercisable on or within 60 days after July 31, 2020 to purchase 11,250 Shares.
(9)	Mr. Rickertsen’s holdings of Common Shares consist of (i) 5,000 Shares held by Mr. Rickertsen directly and (ii) options exercisable on or within 60 days after July 31, 2020 to purchase 52,500 Shares.
(10)	The number of Common Shares beneficially owned (and other information in this footnote) is as of December 31, 2019, based on a Schedule 13G/A filed on February 4, 2020 with the SEC by BlackRock, Inc. and BlackRock Fund Advisors. The foregoing entities beneficially own 1,399,194 Shares and have sole voting power with respect to 1,382,203 of these Shares and sole dispositive power with respect to all of these Shares. The address for BlackRock, Inc. and BlackRock Fund Advisors is 55 East 52nd Street, New York, NY 10055.
(11)	The number of Common Shares beneficially owned (and other information in this footnote) is as of December 31, 2019, based on a Schedule 13G/A filed on February 12, 2020 with the SEC by The Vanguard Group, Inc., Vanguard Fiduciary Trust Company, and Vanguard Investments Australia, Ltd. The foregoing entities beneficially own 897,258 Shares and have sole voting power with respect to 17,359 of these Shares, sole dispositive power with respect to 897,731 of these Shares, shared voting power with respect to 1,234 of these Shares, and shared dispositive power with respect to 17,527 of these Shares. The address for The Vanguard Group, Inc., Vanguard Fiduciary Trust Company, and Vanguard Investments Australia, Ltd. is 100 Vanguard Boulevard, Malvern, PA 19355.
(12)	The number of Common Shares beneficially owned (and other information in this footnote) is as of December 31, 2019, based on a Schedule 13G filed on January 31, 2020 with the SEC by Victory Capital Management Inc. The entity beneficially owns 422,238 Shares and has sole voting power with respect to 416,063 of these Shares and sole dispositive power with respect to 422,238 of these Shares. The address for Victory Capital Management Inc. is 4900 Tiedeman Rd. 4th Floor, Brooklyn, OH 44144.
(13)	The Common Shares held by the directors and current executive officers as a group consist of (i) 7,105 Shares, (ii) options exercisable on or within 60 days after July 31, 2020 to purchase an aggregate of 793,033 Shares, and (iii) 2,011,668 Class B Shares, which are convertible into the same number of Shares at any time at the option of the holder.

Securities Transactions

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, our executive officers, our affiliates or our subsidiaries, nor, to the best of our knowledge, any person controlling the Company or any executive officer or director of any such controlling entity or of our subsidiaries, has effected any transactions involving the Shares during the sixty (60) days prior to the date hereof.

Arrangements Concerning the Shares

Equity Award Plans. Our 2013 Equity Plan authorizes us to grant stock options, stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards to our employees, officers, directors, and other eligible participants. As of July 31, 2020, a total of 2,300,000 Shares were authorized for issuance under the 2013 Equity Plan and 505,888 Shares were reserved and available for future issuance under the 2013 Equity Plan. At that date, 1,483,033 Shares were subject to outstanding equity awards, 1,473,033 Shares of which were options to purchase Shares at a weighted average exercise price of $140.74 per Share.

The 2013 Equity Plan is administered by the Compensation Committee of the Board, which is authorized to, among other things, select the officers and other employees who will receive grants and determine the exercise price and vesting schedule of the options. Outstanding stock options generally vest as to 25% of the original number of Shares subject to the stock options on the first anniversary of the grant date and as to an additional 25% on each anniversary thereafter until the options are vested in full, unless earlier terminated in accordance with the terms of the 2013 Equity Plan or the applicable option agreement; provided that stock options granted to officers or other employees will vest in full, to the extent not already vested, upon the occurrence of a “change in control event” if the employee is terminated without “cause” by the Company or resigns for “good reason” (in each case as defined in the applicable option agreement) within twelve (12) months following the change in control event or if the acquiring company does not assume the options or substitute equivalent awards. The stock options have an exercise price equal to the fair market value of our Shares on the date of grant and expire ten years following the date of grant. The stock options are also subject to such other terms and conditions as are set forth in the 2013 Equity Plan and the applicable option agreement.

Our Board may, subject to certain limitations, amend, alter, suspend, discontinue or terminate the 2013 Equity Plan or any award agreement under the 2013 Equity Plan at any time. Stock options granted under the 2013 Equity Plan may not be transferred, except in certain limited circumstances.

Director Equity Compensation. Since May 2015, we have granted each of our non-employee directors an automatic annual stock option award to purchase 5,000 Shares on May 31 of each year in accordance with the terms of the 2013 Equity Plan. Each annual stock option (i) is not intended to qualify as an incentive stock option, (ii) has an exercise price per Share equal to the closing sale price of our Shares as quoted on Nasdaq on the date of grant, (iii) expires on the tenth anniversary of the date of grant, (iv) vests as to 25% of the original number of Shares subject to the stock option on the first anniversary of the date of grant and vests as to an additional 25% on each anniversary thereafter until the option is vested in full, unless earlier terminated in accordance with the terms of the 2013 Equity Plan or the applicable option agreement, (v) provides for automatic vesting in full in connection with a change in control event under specified conditions as set forth in the applicable option agreement, and (vi) is otherwise subject to such other terms and conditions as are set forth in the applicable option agreement and the 2013 Equity Plan.

Share Repurchase Program. On July 28, 2005, we announced that our Board authorized us to repurchase up to an aggregate of $300.0 million of Shares from time to time on the open market (the “Share Repurchase Program”). The Share Repurchase Program was subsequently amended to authorize us to repurchase up to an aggregate of $800.0 million Shares through April 29, 2023, although the program may be suspended or discontinued by us at any time. The timing and amount of any Shares repurchased will be determined by management based on its evaluation of market conditions and other factors. The Share Repurchase Program may be funded using our working capital, as well as proceeds from any other funding arrangements that we may enter into in the future. As of July 31, 2020, pursuant to the Share Repurchase Program, we had repurchased an aggregate of 5,674,226 Shares at an average price per Share of $104.13 and an aggregate cost of $590.9 million. As of July 31, 2020, $209.1 million of Shares remained available for repurchase pursuant to the Share Repurchase Program. The Offer does not include any Shares that we may repurchase pursuant to the Share Repurchase Program, and following the completion or termination of the Offer, we may, from time to time, repurchase Shares pursuant to the Share Repurchase Program or otherwise in accordance with applicable law. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions including as provided in Exchange Act Rule 14e-5.

The foregoing descriptions of agreements and arrangements involving the Shares are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.

Except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of our securities.

12. Certain Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Shares if any of the conditions in Section 7 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Shares tendered. See Section 7.

13. Material U.S. Federal Income Tax Consequences

The following is a summary of material U.S. federal income tax consequences of the Offer to stockholders whose Shares are properly tendered and accepted for payment pursuant to the Offer. Those stockholders who do not participate in the Offer will not incur any U.S. federal income tax liability from the Offer. This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations thereunder and administrative interpretations and judicial decisions, all as in effect on the date of this Offer to Purchase and all of which are subject to change or varying interpretation, with possible retroactive effect. This summary addresses only Shares held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). It does not purport to address all of the tax consequences that may be relevant to a particular stockholder in light of that stockholder’s particular circumstances and does not apply to persons subject to special treatment under U.S. federal income tax law (including, without limitation, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, mutual funds, regulated investment companies, real estate investment trusts, “S” corporations, partnerships or other pass-through entities (including entities or arrangements treated as such for U.S. federal income tax purposes), expatriates, tax-exempt organizations, tax-qualified retirement plans, persons who are subject to the alternative minimum tax, persons who hold Shares as a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction, persons owning (actually or constructively) more than 5% of our outstanding Shares, or U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar). This summary does not apply to Shares acquired upon the exercise of options or otherwise as compensation. This summary also does not address tax consequences arising under any laws other than U.S. federal income tax laws, including under state, local or foreign laws, or under U.S. federal estate or gift tax laws.

In addition, if a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a stockholder, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. A stockholder that is a partnership, and partners in such partnership, should consult their tax advisors regarding the tax consequences of participating in the Offer.

This summary is not intended to constitute a complete analysis of all tax considerations relevant to a particular stockholder. Accordingly, the following summary of material U.S. federal income tax consequences is not a substitute for careful tax planning and advice based upon a stockholder’s particular circumstances. Each stockholder is urged to consult its tax advisor regarding the federal, state, local, foreign and other tax consequences of participating in the Offer.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity or arrangement taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

For the purposes of this summary, a “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership (including any entity treated as a partnership for U.S. federal income tax purposes).

Consequences of the Offer to U.S. Holders

Characterization of the Purchase of Shares Pursuant to the Offer. Our purchase of Shares from a U.S. Holder pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending on the U.S. Holder’s particular facts and circumstances. Under Section 302 of the Code, the sale of Shares by a stockholder for cash pursuant to the Offer will be treated as a sale or exchange of Shares for U.S. federal income tax purposes, rather than as a distribution with respect to the Shares held by the tendering U.S. Holder, if the sale (i) results in a “complete redemption” of the U.S. Holder’s equity interest in us under Section 302(b)(3) of the Code, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the “Section 302 tests”).

•

Complete Redemption. The sale of Shares by a U.S. Holder for cash pursuant to the Offer will be a “complete redemption” of the U.S. Holder’s equity interest in us if either (i) the U.S. Holder owns no Shares, actually or constructively, immediately after the Shares are sold pursuant to the Offer or (ii) the U.S. Holder actually owns no Shares immediately after the Shares are sold pursuant to the Offer and, with respect to Shares constructively owned by the U.S. Holder immediately after the Offer, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such Shares under procedures described in Section 302(c) of the Code and applicable Treasury regulations. U.S. Holders wishing to satisfy the “complete redemption” test through waiver of attribution are urged to consult their tax advisors regarding the requirements, mechanics and desirability of such a waiver.

•

Substantially Disproportionate. The sale of Shares by a U.S. Holder for cash pursuant to the Offer will be “substantially disproportionate” if, among other things, the percentage of our outstanding Shares actually and constructively owned by the U.S. Holder immediately following the sale of Shares pursuant to the Offer is less than 80% of the percentage of our outstanding Shares actually and constructively owned by the U.S. Holder immediately before the sale of Shares pursuant to the Offer (treating as outstanding before the purchase all Shares purchased under the Offer).

•

Not Essentially Equivalent to a Dividend. The sale of Shares by a U.S. Holder for cash pursuant to the Offer will be “not essentially equivalent to a dividend” if the surrender of Shares pursuant to the Offer results in a “meaningful reduction” in the U.S. Holder’s equity interest in us, given the U.S. Holder’s particular facts and circumstances. A small reduction in the proportionate interest of a small minority stockholder who exercises no control over and does not participate in the management of a corporation’s affairs may constitute such a “meaningful reduction.”

Contemporaneous dispositions or acquisitions of Shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 tests have been satisfied. Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by us. Thus, proration may affect whether the surrender of Shares by a U.S. Holder pursuant to the Offer will meet any of the Section 302 tests. See Section 6 for information regarding an option to make a conditional tender of a minimum number of Shares. U.S. Holders are urged to consult their tax advisors regarding whether to make a conditional tender of a minimum number of Shares, and the appropriate calculation thereof.

U.S. Holders are urged to consult their tax advisors regarding the application of the three Section 302 tests to their particular circumstances, including the effect of the constructive ownership rules on their sale of Shares pursuant to the Offer.

Sale or Exchange Treatment. A U.S. Holder that satisfies any of the Section 302 tests generally will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the U.S. Holder’s tax basis in such Shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Shares is more than one year at the time of disposition. Long-term capital gain currently is subject to a maximum rate of 20% for non-corporate U.S. Holders. Certain limitations apply to the deductibility of capital losses. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction).

Distribution Treatment. If a U.S. Holder does not satisfy any of the Section 302 tests, the full amount received by the U.S. Holder pursuant to the Offer will be treated as a distribution to the U.S. Holder with respect to the U.S. Holder’s Shares. This distribution will be treated as a dividend to the extent of the U.S. Holder’s share of our current or accumulated earnings and profits, if any, as determined under U.S. federal income tax principles. Such a dividend would be includible in the U.S. Holder’s gross income without reduction for the tax basis of the surrendered Shares, no current loss would be recognized and the U.S. Holder’s tax basis in the Shares surrendered generally would be added to any Shares retained by the U.S. Holder. The amount of the distribution treated as a dividend would be taxable at a maximum rate of 20% for non-corporate U.S. Holders if certain holding period and other requirements are met. To the extent that the amount received by a U.S. Holder exceeds the U.S. Holder’s share of our current or accumulated earnings and profits, if any, the excess first will be treated as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in its Shares and thereafter as capital gain from the sale or exchange of Shares.

Additional Tax on Net Investment Income. An additional 3.8% tax will be imposed on the “net investment income” of individual U.S. Holders and estates and on the undistributed “net investment income” of certain trusts to the extent the modified adjusted gross income of the U.S. Holder exceeds certain thresholds. Among other items, “net investment income” generally includes gross income from dividends and net gain from the disposition of property, such as the Shares, less certain deductions. U.S. Holders are urged to consult their tax advisors regarding this additional tax.

Consequences of the Offer to Non-U.S. Holders

Sale or Exchange Treatment. Gain realized by a Non-U.S. Holder on a sale of Shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the sale is treated as a “sale or exchange” under the Section 302 tests described above under “Consequences of the Offer to U.S. Holders-Characterization of the Purchase of Shares Pursuant to the Offer” unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a U.S. permanent establishment to which such gain is attributable);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•

our Shares constitute “U.S. real property interests” by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period for our Shares.

A Non-U.S. Holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the disposition generally in the same manner as if such Non-U.S. Holder were a U.S. Holder, and, if such Non-U.S. Holder is a foreign corporation, an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) may apply to any effectively connected earnings and profits.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the disposition, which may be offset by certain U.S. source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States.

With respect to the third bullet point above, we believe that we are not currently a USRPHC. In the event we are a USRPHC, as long as our Shares are regularly traded on an established securities market, the Shares will not be treated as U.S. real property interests with respect to a Non-U.S. Holder that actually or constructively held no more than 5% of our Shares at any time during the shorter of (i) the five-year period ending on the date of the disposition or (ii) the Non-U.S. Holder’s holding period for such Shares. If gain on the disposition of Shares was subject to taxation under the third bullet point above, the Non-U.S. Holder would be subject to regular U.S. federal income tax with respect to such gain in generally the same manner as a U.S. person.

Distribution Treatment. If a Non-U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on a “sale or exchange” of Shares for cash, the entire amount of cash received by such Non-U.S. Holder pursuant to the Offer (including any amount withheld, as discussed below) will be treated as a distribution by us with respect to the Non-U.S. Holder’s Shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, tax-free return of capital, or gain from the sale or exchange of shares will be determined in the manner described above under “Consequences of the Offer to U.S. Holders—Distribution Treatment.” Except as described in the following paragraphs, to the extent that amounts received by the Non-U.S. Holder are treated as dividends, such dividends will be subject to U.S. federal withholding tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). To obtain a reduced rate of withholding under an income tax treaty, a Non-U.S. Holder must provide a properly executed Internal Revenue Service (the “IRS”) Form W-8BEN or W-8BEN-E certifying, under penalties of perjury, that the Non-U.S. Holder is a Non-U.S. person and the dividends are subject to a reduced rate of withholding under an applicable income tax treaty. Non-U.S. Holders are advised to consult their tax advisors regarding their entitlement to, and the procedure for obtaining, benefits under an applicable income tax treaty.

Amounts treated as dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States are not subject to U.S. federal withholding tax but instead, unless an applicable tax treaty provides otherwise, generally are subject to U.S. federal income tax in the manner applicable to U.S. Holders, as described above. To claim exemption from U.S. federal withholding tax with respect to dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States, the Non-U.S. Holder must comply with applicable certification and disclosure requirements by providing a properly executed IRS Form W-8ECI certifying, under penalties of perjury, that the Non-U.S. Holder is a Non-U.S. person and the dividends are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and includible in that holder’s gross income. In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty), on dividends effectively connected with the conduct of a trade or business within the United States, subject to certain adjustments.

Withholding For Non-U.S. Holders. Because, as described above, it is unclear whether the cash received by a Non-U.S. Holder in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Depositary or other applicable withholding agent may treat such payment as a dividend distribution for withholding purposes. Accordingly, payments to Non-U.S. Holders may be subject to withholding at a rate of 30% of the gross proceeds paid, unless the Non-U.S. Holder establishes an entitlement to a reduced rate of withholding by timely completing, under penalties of perjury, the applicable IRS Form W-8 as discussed above. To the extent Non-U.S. Holders tender Shares held in a U.S. brokerage account or otherwise through a U.S. broker, dealer, commercial bank, trust company, or other nominee, such Non-U.S. Holders should consult such U.S. broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them.

A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any U.S. federal tax withheld if such stockholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above under “Consequences of the Offer to U.S. Holders-Characterization of the Purchase of Shares Pursuant to the Offer” or if the stockholder is entitled to a reduced rate of withholding pursuant to any applicable income tax treaty and a higher rate was withheld.

Non-U.S. Holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of participation in the Offer, including the application of U.S. federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, and the refund procedure, as well as the applicability and effect of state, local, foreign and other tax laws.

Information Reporting and Backup Withholding

Payments made to stockholders in the Offer may be reported to the IRS. In addition, under the U.S. federal income tax laws, backup withholding at the statutory rate (currently 24%) may apply to the amount paid to certain stockholders (who are not “exempt” recipients) pursuant to the Offer. To prevent such backup withholding, each stockholder who is a U.S. Holder and who does not otherwise establish an exemption from backup withholding must notify the Depositary or other applicable withholding agent of the stockholder’s taxpayer identification number (employer identification number or social security number) and provide certain other information by completing, under penalties of perjury, an IRS Form W-9, a copy of which is included in the Letter of Transmittal.

Certain “exempt” recipients (including, among others, generally all corporations and certain Non-U.S. Holders) are not subject to these backup withholding requirements. For a Non-U.S. Holder to qualify for such exemption, such Non-U.S. Holder must submit a statement (generally, an IRS Form W-8BEN or W-8BEN-E or other applicable Form W-8), signed under penalties of perjury, attesting to such Non-U.S. Holder’s exempt status. A copy of the appropriate IRS Form W-8 may be obtained from the Depositary or from the IRS website (www.irs.gov).

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S.federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

FATCA

Under Sections 1471 through 1474 of the Code, commonly referred to as the Foreign Account Tax Compliance Act or “FATCA,” and related administrative guidance, a U.S. federal withholding tax of 30% generally will be imposed on dividends that are paid to “foreign financial institutions” and “non-financial foreign entities” (as specifically defined under these rules), whether such institutions or entities hold Shares as beneficial owners or intermediaries, unless specified requirements are met. Because, as discussed above, the Depositary or other applicable withholding agent may treat amounts paid to Non-U.S. Holders in the Offer as dividends for U.S. federal income tax purposes, such amounts may also be subject to withholding under FATCA if such requirements are not met. In such case, any withholding under FATCA may be credited against, and therefore reduce, any 30% withholding tax on dividend distributions as discussed above. Non-U.S. Holders should consult with their tax advisors regarding the possible implications of these rules on their disposition of Shares pursuant to the Offer.

Consequences of the Offer to Holders of Shares that Do Not Tender in the Offer

The Offer will have no U.S. federal income tax consequences to our stockholders that do not tender any Shares in the Offer.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

14. Extension of the Offer; Termination; Amendment

We expressly reserve the right to extend the period of time the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder’s Shares.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not to pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or terminate the Offer upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the per Share purchase price range or by increasing or decreasing the value of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 A.M., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to Business Wire or other comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rules 13e-4(e)(3) and 13e-4(f)(1). These rules and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

•

we increase or decrease the price range to be paid for Shares or increase or decrease the value of Shares purchased in the Offer and thereby the number of Shares sought in the Offer (but, in the event of an increase, only if we increase the number of Shares sought by more than 2% of the outstanding Shares), and

•

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 14, then, in each case, the Offer will be extended until the expiration of the period of at least ten (10) business days from, and including, the date of such notice. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through one (1) minute after 11:59 P.M., New York City time.

In accordance with the rules of the SEC, if, based on the Final Purchase Price, Shares having an aggregate value in excess of $250 million are properly tendered and not properly withdrawn, we may increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.

15. Fees and Expenses

We have retained Morgan Stanley & Co. LLC to act as the Dealer Manager in connection with the Offer. The Dealer Manager may communicate with brokers, dealers, commercial banks and trust companies with respect to the Offer. The Dealer Manager will receive a reasonable and customary fee for these services and will be reimbursed by us for reasonable out-of-pocket expenses. We have also agreed to indemnify the Dealer Manager against liabilities in connection with the Offer, including liabilities under the federal securities laws.

The Dealer Manager and its affiliates have provided, and may in the future provide, various investment banking, commercial banking and other services to us for which they have received, or we expect they will receive, customary compensation from us.

In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities. The Dealer Manager and its affiliates may from time to time hold Shares in its proprietary accounts, and, to the extent it owns Shares in these accounts at the time of the Offer, the Dealer Manager and its affiliates may tender the Shares pursuant to the Offer.

We have retained Georgeson LLC to act as Information Agent and American Stock Transfer & Trust Co., LLC to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, email and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares except as otherwise provided in Section 5 hereof and Instruction 7 in the Letter of Transmittal.

16. Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to the holders of Shares residing in that jurisdiction. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning the Company.

You should rely only on the information contained in this Offer to Purchase or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of our Board, the Dealer Manager, the Depositary or the Information Agent, or any of our or their respective affiliates.

OUR BOARD HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES, HAS MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES, HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES, HAS AUTHORIZED ANY PERSON TO GIVE ANY

INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY OF OUR OR THEIR RESPECTIVE AFFILIATES.

MicroStrategy Incorporated

August 11, 2020

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF MICROSTRATEGY INCORPORATED

The following table sets forth the names and positions of the directors and executive officers of MicroStrategy Incorporated. The address of each of our directors and executive officers is care of 1850 Towers Crescent Plaza, Tysons Corner, VA 22182 (telephone number: (703) 848-8600).

Name	Position(s)
Officers
Michael J. Saylor	Chairman of the Board of Directors & Chief Executive Officer
Phong Q. Le	President & Chief Financial Officer and Treasurer
Timothy E. Lang	Senior Executive Vice President & Chief Technology Officer
W. Ming Shao	Senior Executive Vice President & General Counsel and Secretary
Non-Employee Directors
Stephen X. Graham	Director
Jarrod M. Patten	Director
Leslie J. Rechan	Director
Carl J. Rickertsen	Director

The Letter of Transmittal and certificates for Shares, and any other required documents should be sent or delivered by each stockholder or the stockholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at its address set forth below. To confirm delivery of Shares, stockholders are directed to contact the Depositary. Stockholders submitting certificates representing Shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of Share certificates will not be accepted.

The Depositary for the Offer is:

American Stock Transfer & Trust Co., LLC

By Mail:	By Hand, Express Mail, Courier or Other Expedited Service:

American Stock Transfer & Trust Co., LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219 Call Toll-Free: 1 (877) 248-6417	American Stock Transfer & Trust Co., LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219 Call Toll-Free: 1 (877) 248-6417

By Facsimile: 1 (718) 234-5001

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at its telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Stockholders, Banks and Brokers

Call Toll-Free

1 (866) 828-4304

The Dealer Manager for the Offer is:

Morgan Stanley & Co. LLC 1585 Broadway New York, New York 10036 Call Toll-Free: 1 (855) 483-0952